Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF No. 76.535.764/0001-43

Board of Trade (NIRE) 33.3.0029520-8

Publicly Held Company

MATERIAL FACT

Postponement of the Disclosure of the First Quarter Financial Information for 2018

Oi S.A. – In Judicial Reorganization (the “Company”), in accordance with the provisions set forth in article 157, paragraph 4 of Law No. 6.404/76, and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, due to a joint reassessment by the Company and the independent auditors with regards to the appropriate moment for the accounting recognition of the debt restructuring, novated under the terms of the Judicial Reorganization Plan (the “Plan”), the disclosure of the Company’s quarterly financial information and the independent auditor’s report reviewing the first quarter of 2018 will be postponed from May 15, 2018 to May 28, 2018.

The main accounting impacts arising from the confirmation of the Plan are estimated on a preliminary basis as set forth in Explanatory Note No. 29 – “Subsequent Events, Estimated Impacts of the JRP,” which is part of the Company’s financial statements as of and for December 31, 2017, and are: i) recognition of the debts’ fair value (banks, export credit agencies and unqualified bondholders); ii) recognition of the fair value of the debt allocated in the General Payment Clause (Clause 4.3.6 of the Plan); and iii) recognition of the conversion of the debt of qualified bondholders into shares. Regarding item iii, it has become necessary to carry out more detailed analyses by the independent auditors, which has resulted in the postponement disclosed herein.

The Company clarifies that, as anticipated in the Material Fact of March 28, 2018 and in the aforementioned Explanatory Note, the Company’s net worth as of March 31, 2018 became positive again.

Considering the postponement of the disclosure of the financial information for the first quarter of 2018 and in order to provide stability to market expectations, the Company has opted to anticipate some preliminary key financial indicators of the Company’s results for the period, based on information not yet reviewed by the independent auditors:

(R$ in billions)	1st quarter of 2018
EBITDA	1.56
Cash	6.22

The Company will keep its shareholders and the Market informed about the development of the issue addressed herein.

Rio de Janeiro, May 15, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Director of Finance and of Investors Relations

Special Note Regarding Forward-Looking Statements:

This Material Fact contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995 and applicable Brazilian regulations. Statements that are not historical facts, including statements related to the Company’s beliefs and expectations, business strategies, future synergies and cost reductions, future costs and future liquidity are considered forward-looking statements. The words “will”, “shall”, “should”, “would”, “anticipate”, “intend”, “believe”, “estimate”, “wait”, “predict”, “plan”, “target”, “goal” and similar expressions, in case related to the Company or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or results will effectively occur. Such statements reflect the current view of the Company’s management and are subject to a number of risks and uncertainties. These statements are based on several assumptions and factors, including general market and economic conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes in such assumptions or factors could cause results that differ materially from current expectations. All forward-looking statements attributable to the Company or to its affiliates, or to persons acting on behalf of the Company, are fully qualified as cautious statements in accordance with the provisions of this paragraph. Do not place unrestricted reliance on such statements. Forward-looking statements only correspond to the date they were made. Except when as required by the Brazilian or the US securities’ legislation and by the rules and regulation of the Brazilian SEC, the SEC or by the regulatory bodies of other applicable jurisdictions, the Company and its affiliates are neither obligated nor intend to update or publicly announce the results of any review on forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. It is recommended, however, to consult any further disclosures that the Company may make on related matters through reports or communications that the Company files before the CVM and the SEC.

Explanatory Note No. 29 to the Audited Financial Statements for the year ended December 31, 2017

The Company recommends that the information herein be read together with its audited financial statements as of and for the year ended December 31, 2017, which are available for consultation on the Company’s investor relations website (www.oi.com.br/ri) and in the CVM’s IPE system (www.cvm.gov.br).